EXHIBIT C

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

Regarding Units

In

Mellon Optima L/S Strategy Fund, LLC

Tendered Pursuant to the Offer to Purchase

Dated April 2, 2012

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT, AND THIS LETTER OF TRANSMITTAL MUST BE

RECEIVED BY MELLON HEDGE ADVISORS LLC EITHER BY MAIL OR BY

FAX BY 12:00 MIDNIGHT, EASTERN TIME, ON

MONDAY, APRIL 30, 2012 UNLESS THE

OFFER IS EXTENDED.

Complete The Last Page Of This Letter Of Transmittal And Fax

Or Mail In The Enclosed Postage-Paid Envelope To:

Mellon Optima L/S Strategy Fund, LLC

c/o Mellon Hedge Advisors LLC

One Boston Place

024-0071

Boston, MA 02108

Attn: Anthony J. Mastrocola

For additional information:

Phone: (877) 257-0004

Fax: (617) 722-7367

To assure good delivery, please send this Letter of Transmittal to MHA and not to your Portfolio Manager.

If you do not wish to sell any of your units of limited liability company interest, please disregard this Letter of Transmittal.

Ladies and Gentlemen:

The undersigned hereby tenders to Mellon Optima L/S Strategy Fund, LLC, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the “Fund”), units of limited liability company interest in the Fund held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated April 2, 2012 (“Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constituted the “Offer”). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the units of limited liability company interest in the Fund tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the units of limited liability company interest in the Fund tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any units of limited liability company interest in the Fund tendered hereby.

The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of the Fund’s investment adviser, Mellon Hedge Advisors LLC (“MHA”), to receive any Letter of Transmittal or other document. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.

Payment of the Initial and Contingent Payments (as defined in Section 6 of the Offer to Purchase) for the purchase price for units of limited liability company interest in the Fund of the undersigned shall be credited directly to the undersigned’s investment management or custody account with BNY Mellon Wealth Management (“BMWM”), if such investor has a BMWM investment management or custody account. (The undersigned hereby represents and warrants that the undersigned understands that, for cash payments credited directly to the undersigned’s investment management or custody account, upon a withdrawal of such cash payment from such account, BMWM will impose such fees as it would customarily assess upon the withdrawal of cash from such investment management or custody account). If such investor does not have a BMWM investment management or custody account, the payment will be sent directly to its mailing address as listed in the Fund’s records. A promissory note (“Note”) reflecting the Initial and Contingent Payment obligations, as described in Section 6 of the Offer to Purchase, will be held for such investor by the Fund’s transfer agent, SEI Investments Management Corporation, (“SEI”). The undersigned recognizes that the amount of the Initial Payment will be based on the unaudited estimated net asset value as of June 30, 2012, of the units of limited liability company interest tendered, and that the Contingent Payment portion of the purchase price, if any, will be determined upon completion of the audit of the Fund’s financial statements for fiscal year ending March 31, 2013, which is anticipated to be completed not later than 60 days after the Fund’s fiscal year end, and will be paid in cash within approximately ten days thereafter, or on such earlier date as the Fund’s Directors may determine.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

MELLON OPTIMA L/S STRATEGY FUND, LLC

If you do not want to sell your units of limited liability company interest at this time, please disregard this notice. This is simply notification of the Fund’s tender offer. If you choose to tender, you are responsible for confirming that MHA has received your documents by the tender Expiration Date. To assure good delivery, please send this page to MHA and not to your Portfolio Manager. This Letter of Transmittal must be received by MHA either by mail or by fax by 12:00 midnight, Eastern Time, on Monday, April 30, 2012, unless the offer is extended.

Please fax or mail (this page only) in the enclosed postage-paid envelope to:

Mellon Optima L/S Strategy Fund, LLC

c/o Mellon Hedge Advisors LLC

One Boston Place

024-0071

Boston, MA 02108

Attn: Anthony J. Mastrocola

For additional information:

Phone: (877) 257-0004

Fax: (617) 722-7367

Part 1. Name:

Name of Investor: /    //    //    //    //    //    //    //     //    //    //    //    //    //    //     //    //    //    //    //    //    //    //     //    //    /

SS# or Taxpayer ID #:/    //    //    / /    //    / /    //     //    //    /

Phone #:/    //    //    //    //    //    / /    //    //    //    /

BNY Mellon Wealth Management Account # (if applicable): /    //    //    //    //    //    //    //     //    //    //    /

Part 2. Amount of Fund Interest in the Fund to be Tendered:

/ /	Portion of Units expressed as a specific dollar value: $ (minimum $50,000 unless entire investment in the Fund is being tendered). (Subject to maintenance of a minimum investment amount in the Fund equal to $50,000 (the “Required Minimum Balance”)).

/ /	Portion of Units expressed as a specific number of Units: (minimum $50,000 unless entire investment in the Fund is being tendered). (Subject to maintenance of the Required Minimum Balance).

/ /	All Units.

Please note, a promissory note will be held on your behalf by SEI Investments Management Corporation, the Fund’s transfer agent (the “Note”) entitling you to receive an initial payment of either: (a) 95% of the estimated unaudited net asset value of your requested amount, determined as of June 30, 2012 (for Investors who tender greater than 95% of the value of all of their Units) or (b) 100% of the estimated unaudited net asset value of your requested amount, determined as of June 30, 2012 (for Investors who tender equal to or less than 95% of the value of their Units). The payment shall be credited directly to your BMWM investment management or custody account, if you have a BMWM investment management or custody account by approximately July 31, 2012. If you do not have a BMWM investment management or custody account, the payment will be mailed to you directly at the mailing address listed in the Fund’s records. A contingent payment representing the balance of the requested amount, if any, is expected to be paid within approximately ten days after the conclusion of the March 31, 2013 fiscal year-end audit (or earlier, at the Fund’s discretion). Any amounts payable under the Note will include interest, if any, earned by the Fund on an amount, deposited by the Fund in a segregated custodial account, equal to 5% of the estimated unaudited net asset value of Units tendered by the investor and accepted but held back by the Fund. The undersigned understands that if: (a) the undersigned tenders an amount that would cause the undersigned’s investment in the Fund to fall below the Required Minimum Balance, the Fund reserves the right to reduce the amount to be purchased from the undersigned so that the Required Minimum Balance is maintained or (b) the undersigned tenders an amount less than $50,000 (unless the investor is tendering the investor’s entire investment in the Fund having a lower value) the Fund reserves the right to reject the tender.

Part 3. Signature(s):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:

Signature: Print Name of Investor: Joint Tenant Signature: (If joint tenants, both must sign.) Print Name of Joint Tenant:	(Signature of Owner(s) Exactly as Appeared on Investor Application)/Date (Signature of Owner(s) Exactly as Appeared on Investor Application)/Date

FOR OTHER INVESTORS:

Print Name of Investor: Signature: Print Name of Signatory and Title: Co-Signatory if necessary: Print Name and Title of Co-Signatory:	(Signature of Owner(s) Exactly as Appeared on Investor Application)/Date (Signature of Owner(s) Exactly as Appeared on Investor Application)/Date